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EXHIBIT 12 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (IN THOUSANDS
EXCEPT RATIO)

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
                                                      2000        2001        2002       2003         2004
                                                      ----        ----        ----       ----         ----
COMPUTATION OF EARNINGS:
  - Net Earnings from continuing operations before
  income taxes                                       $ 2,210    $  8,678   $   5,761   $  13,807   $   21,669
  - Plus fixed charges                                 3,486       3,095       2,243       4,099        5,138
  - Plus amortization of capitalized interest            270         331         376         451          488
  - Less capitalized interest                         (1,276)       (429)       (314)       (525)        (258)
                                                     -------    --------   ---------   ---------   ----------
  Total earnings                                     $ 4,690    $ 11,675   $   8,066   $  17,832   $   27,037

COMPUTATION OF FIXED CHARGES:
  - Interest expense and capitalized interest        $ 2,489    $  2,147   $     868   $   2,397   $    1,863
  - Plus amortized premiums, discounts and
  capitalized expenses related to indebtedness           466         438         221         548        1,943
  - Plus an estimate of the interest within rental
  expense                                                457         469       1,139       1,154        1,332
  - Plus preference security dividends                    74          41          15           -            -
                                                     -------    --------   ---------   ---------   ----------
  Total fixed charges                                $ 3,486    $  3,095   $   2,243   $   4,099   $    5,138

RATIO OF TOTAL EARNINGS TO TOTAL FIXED CHARGES          1.35        3.77        3.60        4.35         5.26
                                                     =======    ========   =========   =========   ==========
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